SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT

(DATE OF EVENT)

NOVEMBER 17, 2003

COMMISSION FILE NUMBER: 0-23256

JAMESON INNS, INC.

Georgia	58-2079583
(State or other Jurisdiction of Incorporated or Organization)	(IRS employer identification no.)

8 Perimeter Center East Suite 8050 Atlanta, GA 30346	770-481-0305
(Address of Principal Executive Offices) (Zip Code)	(Registrant’s Telephone Number Including area code)

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

On November 17, 2003, Jameson Inns, Inc. (the “Company”) was served as nominal defendant in an action filed by Tammy Newman on behalf of herself and all others similarly situated, and derivatively on behalf of the Company. Other defendants in the action are the four directors of Company, Thomas W. Kitchin, Robert D. Hisrich, Michael E. Lawrence and Thomas J. O’Haren. The action was filed on October 31, 2003 in the Superior Court of DeKalb County, State of Georgia. In her complaint, the plaintiff asserts that the consideration proposed to be paid by the Company in connection with its proposed acquisition of Kitchin Hospitality LLC constitutes a gross waste of corporate assets and a breach of fiduciary duty. She claims that the purchase price proposed to be paid is materially greater than the true value of Kitchin Hospitality LLC. The complaint also alleges that the preliminary proxy statement filed by the Company on Schedule 14A contains misrepresentations and omissions of material facts.

The proposed transaction complained of is described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on Schedule 14A on November 10, 2003 by which the Company is soliciting proxies for the annual meeting to be held on December 17, 2003. Among the proposals to be considered by the shareholders at this meeting is a proposal to issue the shares of common stock to the owners of Kitchin Hospitality LLC which are part of the purchase price for that company.

The action is purportedly brought as both a class action on behalf of all of the holders of the Company’s common stock (other than the defendants and any person, firm, trust, corporation or other entity related to of affiliated with any defendant) and a derivative action in the right of and for the benefit of the Company. In her complaint, the plaintiff asks for judgment:

1.	against the defendants for all damages, losses, attorneys fees, appraisal fees, loss of profits or other expenses incurred by the Company by virtue of the complained of conduct;

2.	directing defendants to establish and maintain a system of internal controls and procedures sufficient to prevent repetition of acts of the type complained of;

3.	rescinding the challenged transaction or directing defendants to pay the Company rescissory damages;

4.	awarding plaintiff the costs and disbursements of the action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts; and

5.	awarding any other relief that the court may deem just and proper.

The plaintiff has also filed an emergency motion seeking an order from the court for expedited discovery in the action.

The Company believes that the claims asserted in the action are without merit and understands that the defendants plan to defend the action vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

JAMESON INNS, INC.

Dated as of November 19, 2003	By:	/s/ Craig R. Kitchin

Craig R. Kitchin Its: President & Chief Financial Officer